Exhibit 10.1

LOAN AND SECURITY AGREEMENT

dated as of

December 29, 2023

by and among

ammo, INC., a delaware corporation,

AMMO TECHNOLOGIES INC., an Arizona corporation,

ENLIGHT GROUP II, LLC, a Delaware limited liability company, and

AMMO MUNITIONS, INC., a Delaware corporation,

as Borrower,

the Lenders party hereto,

and

sunflower bank, n.a.,

as Agent

This LOAN AND SECURITY AGREEMENT (as it may be amended, restated, supplemented or modified from time to time, this “Agreement”) is entered into as of December 29, 2023, by and among AMMO, INC., a Delaware corporation (“Ammo”), AMMO TECHNOLOGIES INC., an Arizona corporation (“Ammo Technologies”), ENLIGHT GROUP II, LLC, a Delaware limited liability company (“Enlight”), and AMMO MUNITIONS, INC., a Delaware corporation (“Ammo Munitions” and together with Ammo, Ammo Technologies, and Enlight, individually and collectively, jointly and severally, “Borrower”), the Lenders party hereto (collectively, the “Lenders”), and SUNFLOWER BANK, N.A., as administrative agent and collateral agent for Lenders (in such capacity, “Agent”).

Recitals

Borrower wishes to obtain credit from time to time from the Lenders, and each Lender desires to extend credit to Borrower. This Agreement sets forth the terms on which Agent and the Lenders will advance credit to Borrower, and Borrower will repay the amounts owing to Agent and the Lenders.

Agreement

The parties agree as follows:

1. Definitions and Construction.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Adjusted EBITDA” means, with respect to any period of determination, Borrower’s consolidated Net Income; plus the sum of the following, without duplication (to the extent deducted from Borrower’s consolidated Net Income): (i) interest payments paid during such period, (ii) all income and franchise taxes paid by Borrower on a consolidated basis during such period, (iii) depreciation and amortization, (iv) non-cash stock compensation to employees and (v) non-recurring losses or expenses approved by Agent in writing in its reasonable discretion; minus all non-cash gains, non-recurring gains, and extraordinary gains increasing Adjusted EBITDA deemed by Agent to be extraordinary or non-recurring, each as determined in accordance with GAAP.

“Advance” or “Advances” means a cash advance or cash advances under this Agreement.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Approved Fund” is any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for Agent, any Lender and/or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Approved Lender” is defined in Section 13.1

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“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.8(d).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.8.

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Agent giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the relevant Governmental Authority, or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities, and (b) the related Benchmark Replacement Adjustment; provided that if such Benchmark Replacement as so determined would be less than the Floor Rate, such Benchmark Replacement will be deemed to be the Floor Rate for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by Agent giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the relevant Governmental Authority, or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for similar Dollar-denominated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) In the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative ; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

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“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days) after such statement or publication, the date of such statement or publication).

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Base” means, as of any date of determination, and without duplication, an amount equal to the sum of: (i) up to eighty five percent (85%) of Eligible Accounts, less the Dilution Reserve, plus (ii) the lesser of (a) up to sixty percent (60%) of Eligible Inventory or (b) up to eighty five percent (85%) of the appraised net orderly liquidation value of Eligible Inventory (as evidenced by the most recently delivered NOLV Appraisal acceptable to Agent in its reasonable discretion), in each case as determined by Agent in its reasonable discretion with reference to the most recent Borrowing Base Certificate delivered by Borrower to Agent. Notwithstanding the foregoing, and to the extent any Existing Ammo Tax Lien remains in existence as determined by Agent in its reasonable discretion, the aggregate amount of any such lien shall be deducted from the Borrowing Base.

“Borrowing Base Certificate” has the meaning assigned to such term in Section 6.3(e).

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of Texas are authorized or required to close.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of a sufficient number of shares of all classes of stock or other equity securities, as applicable, then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower (or equivalent governing body), who did not have such power before such transaction.

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“Closing Date” means the date of this Agreement.

“Code” means the Texas Uniform Commercial Code, as amended from time to time.

“Collateral” means the property described on Exhibit A attached hereto.

“Collections” means all payments from or on behalf of an account debtor with respect to Borrower’s rights to payment arising in the ordinary course of Borrower’s business, including accounts, chattel paper, instruments, contract rights, documents, general intangibles, letters of credit, drafts, and bankers’ acceptances.

“Commitments” means the sum of the Revolving Line Commitments.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that Agent in consultation with Borrower decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent in consultation with Borrower determines that no market practice for the administration of any such rate exists, in such other manner of administration as Agent in consultation with Borrower decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Agent in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a deposit account or the securities intermediary or commodity intermediary at which Borrower maintains a securities account or a commodity account, Borrower, and Agent pursuant to which Agent obtains control (within the meaning of the Code) over any such account.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.

“Credit Extension” means each Advance or any other extension of credit by Agent or any Lender for the benefit of Borrower hereunder.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“Debt Service Charges” means, for the applicable period of determination, the aggregate amount of the following (without duplication): (a) cash interest expense, plus (b) scheduled payments of principal on Indebtedness (including capital lease obligations and Subordinated Debt) and all scheduled permanent revolving credit commitment reductions on all Indebtedness, all determined for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

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“Defaulting Lender” means any Lender that: (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Line Commitment Percentage of Credit Extensions or (ii) pay over to Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Event of Default, if any) has not been satisfied; (b) has notified Borrower or Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Credit Extensions, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Agent’s receipt of such certification in form and substance satisfactory to the Agent; or (d) has become the subject of an Insolvency Proceeding.

“Dilution” means, as of any date of determination, a percentage, based upon the immediately prior twelve (12) months (or other time frame determined by Agent in its reasonable discretion), that is the result of dividing the Dollar amount of (i) bad debt write downs or write-offs, discounts, returns, promotions, credit memos, advertising allowances, credits or other dilutive items with respect to the Eligible Accounts included in the Borrowing Base during such period, by (ii) the billings with respect to such Eligible Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Borrower’s Eligible Accounts by one (1) percentage point (or portion thereof) for each percentage point (or portion thereof) by which Dilution is in excess of 5%.

“Eligible Accounts” means those Accounts that arise in the ordinary course of Borrower’s business that comply with all of Borrower’s representations and warranties to Agent set forth in Section 5.4; provided, that standards of eligibility may be fixed and revised from time to time by Agent in Agent’s reasonable judgment and upon notification thereof to Borrower in accordance with the provisions hereof. Unless otherwise agreed to by Agent, Eligible Accounts shall not include the following:

(a) any portion of Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed twenty five percent (25%) of all Accounts (and to the extent such obligations exceed the aforementioned percentage, as approved in writing by Agent on a case-by-case basis);

(b) prebillings, prepaid deposits, retention billings or progress billings;

(c) the portion of Accounts that an account debtor has failed to pay within ninety (90) days of invoice date;

(d) Accounts with respect to an account debtor, twenty-five percent (25%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date; provided, if Agent determines in its sole discretion that an account debtor’s credit worthiness is not acceptable, Agent may consider all such account debtor’s accounts ineligible at any time, and Agent shall have the right in its sole discretion to require Borrower to obtain credit insurance acceptable to Agent which mitigates such credit risk (prior to permitting the Accounts of such account debtor to be considered Eligible Accounts);

(e) Account balances which are credit amounts that exist ninety (90) days after invoice date;

(f) Accounts which are COD or “cash only” accounts;

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(g) Accounts that have been invoiced more than once (or re-aged);

(h) unbilled Accounts;

(i) Accounts with respect to an account debtor who has asserted or may be reasonably be expected to assert any counterclaims or offsets (including chargebacks) against Borrower (including offsets for any “contra accounts” owed by Borrower to such account debtor for goods purchased by Borrower or for services performed for Borrower);

(j) Accounts with respect to an account debtor where such account debtor is any one of the following: (1) any person or entity located in a foreign country unless (A) the Accounts of such account debtor are supported by an irrevocable letter of credit issued by a bank acceptable to Agent, and if requested by Agent, the original of such letter of credit and/or any usance drafts drawn under such letter of credit and accepted by the issuing or confirming bank have been delivered to Agent, (B) the Accounts of such account debtor are supported by other insurance, bond or assurance acceptable to Agent, or (C) such Accounts are acceptable to Agent on a case by case basis; (2) the U.S. government or any agency or department of the U.S. government unless Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C. §15) with respect to such Account, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against Borrower; or (3) an employee, Affiliate, parent or subsidiary of Borrower, or an entity which has common officers or directors with Borrower;

(k) Accounts that relate to payments of interest or finance charges;

(l) Accounts where Borrower has taken a note receivable in lieu of such Account;

(m) Accounts subject to any Insolvency Proceeding, or where an account debtor becomes insolvent or goes out of business;

(n) Accounts with respect to an account debtor that are not owned by Borrower free of any title defects or any liens or interests of others except the security interest in favor of Agent, or Agent does not have a perfected, first priority security interest in such Account; and

(o) Accounts the collection of which Agent determines in its sole discretion to be doubtful.

“Eligible Assignee” is (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which either (A) has a rating of BBB or higher from Standard & Poor’s Rating Group and a rating of Baa2 or higher from Moody’s Investors Service, Inc. at the date that it becomes a Lender or (B) has total assets in excess of Five Billion Dollars ($5,000,000,000.00), and in each case of clauses (i) through (iv), which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include, (1) unless an Event of Default has occurred and is continuing, Borrower or any of Borrower’s Affiliates or Subsidiaries or (2) unless an Event of Default has occurred and is continuing and has not been cured or otherwise waived within thirty (30) days of the occurrence thereof, a direct competitor of Borrower or a vulture hedge fund (including any Identified Competitor), each as reasonably determined by Agent. Notwithstanding the foregoing, (x) in connection with assignments by a Lender due to a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Agent from any of its obligations hereunder or substitute any such Person or party for such Agent as a party hereto until Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee as Agent reasonably shall require.

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“Eligible Inventory” means Borrower’s Inventory located in the United States, which shall be valued on a net orderly liquidation value basis (or such other method of valuation reasonably updated from to time by Agent in good faith in its reasonable discretion), and which satisfies the following requirements:

(a) such Inventory is owned by Borrower free of any title defects or any Liens or interests of others except the security interest in favor of Agent (other than Permitted Liens);

(b) such Inventory consisting of work in process and finished products held for sale or use in the ordinary course of Borrower’s business and is of good and merchantable quality; provided that (i) display items, samples, and packing and shipping materials are not eligible; and (ii) such Inventory which is obsolete, unsalable (including software licenses and/or other traditionally unsaleable items), damaged, defective, discontinued, or perishable, or which has been returned by the buyer, is not eligible; and provided, further, that, slow moving Inventory shall be assumed to be eligible, but Agent may deem any such slow moving Inventory not eligible in Agent’s good faith commercially reasonable discretion;

(c) such Inventory is covered by insurance as required in Section 6.6 of this Agreement;

(d) such Inventory is not subject to any licensing agreements which would prohibit or restrict in any way the ability of Agent to sell the Inventory (including its packaging) to third parties;

(e) such Inventory has been produced in compliance with the requirements of the U.S. Fair Labor Standards Act (29 U.S.C. §§201 et seq.);

(f) such Inventory is not on consignment (or vendor-managed);

(g) such Inventory is not sold or subject to a sale on a bill-and-hold basis;

(h) the age, type, category or quality of such Inventory is reasonably acceptable to Agent, as determined by Agent from time to time in good faith and in its reasonable discretion;

(i) Agent has received an audit on such Inventory reasonably satisfactory to Agent;

(j) such Inventory satisfies the requirements set forth in Section 7.10, and is not otherwise in transit;

(k) such Inventory has not been allocated overhead within Borrower’s financial statements and/or general ledger (including but not limited to indirect labor and other costs associated with Borrower’s manufacturing) as determined by Agent in its commercially reasonable discretion; and

(l) such Inventory is otherwise acceptable to Agent in its commercially reasonable discretion.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

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“Existing Ammo Tax Lien” means any federal tax lien filed against Ammo by the United States Internal Revenue Service as of the Closing Date.

“Fixed Charge Coverage Ratio” means, for any date of determination, without duplication, the ratio of: (a) the result of Adjusted EBITDA for the applicable period ended on such date of determination, minus (i) capital expenditures paid during such period (other than capital expenditures financed with the proceeds of purchase money indebtedness or capital leases to the extent permitted by this Agreement and which for the avoidance shall not include payments in respect of Permitted Acquisitions), minus (ii) distributions and dividends paid during such period which are permitted under Section 7.6 and paid in cash, including but not limited to Permitted Tax Distributions, minus (iii) tax payments paid by Borrower during such period in cash; to (b) Debt Service Charges, all determined for Borrower on a consolidated basis in accordance with GAAP.

“Floor Rate” means a floor rate of 3.50%.

“Foreign Subsidiary” is a Subsidiary that is not an entity organized under the laws of the United States or any territory thereof.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of Agent, for the ratable benefit of Lenders.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Hiawatha” means Hiawatha National Bank, a national banking association.

“Hiawatha Intercreditor Agreement” has the meaning assigned to such term in clause (j) of the definition of Permitted Liens.

“Hiawatha Loan” means that certain loan evidenced by that certain Construction Loan Agreement, dated as of October 14, 2021, by and among, inter alios, Hiawatha, as lender, and Ammo, as borrower, as may be amended, restated, supplemented or otherwise modified from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Identified Competitor” means those Person identified on Exhibit E hereto.

“Index Rate” has the meaning assigned to such term in Section 2.3(a)(ii).

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

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“Intellectual Property Collateral” means all of Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; all trade secrets, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Interest Period” means, as to any Loans, the period commencing on the first day of each calendar month and ending on the last day of such month, provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) no Interest Period shall extend beyond the Maturity Date and (iii) no tenor that has been removed from this definition pursuant to Section 2.8 shall be available for such Credit Extension.

“Inventory” means all inventory in which Borrower has or acquires any interest, including raw materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Lender Expenses” means all: reasonable and documented costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Agent’s and each Lender’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought, or any other Event of Default.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any agreements related to letters of credit, any subordination/intercreditor agreements, the Revolving Line Promissory Note, any pledge or security agreements, and any other note or notes executed by each Loan Party or any other Person, and any other agreement, instrument, Guaranty or document entered into in connection with this Agreement, all as amended, restated, supplemented or otherwise modified or extended from time to time.

“Loan Party” or “Loan Parties” means, each Borrower from time to time party hereto, and any Guarantor, if any.

“Loans” means all Credit Extensions made hereunder by the Agent or any Lender.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, condition (financial or otherwise) or prospects of Borrower or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the value or priority of Agent’s security interests (for the ratable benefit of Lenders) in the Collateral.

“Maturity Date” means December 29, 2026.

“Negotiable Collateral” means all letters of credit of which Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

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“Net Income” means income after taxes and all other appropriate deductions from revenue according to GAAP.

“NOLV Appraisal” shall mean Collateral appraisals in form and substance satisfactory to Agent in its reasonable discretion, at Borrowers’ cost and expense, to determine, among other things, the net orderly liquidation value of Collateral, performed by a thirty-party appraiser acceptable to Agent in its reasonable discretion.

“Obligations” means all debt, principal, interest, Lender Expenses, the Prepayment Fee, and other amounts owed to Agent and/or any Lender by Borrower pursuant to this Agreement, or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Agent or any Lender may have obtained by assignment or otherwise.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Date” means the first (1st) calendar day of each month.

“Perfection Certificate” has the meaning assigned in Section 3.1.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Agent, for the ratable benefit of Lenders, pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence among Borrower, Agent and any Lender.

“Permitted Acquisitions” means acquisitions consummating after the Closing Date that have been prior consented to by Agent in writing.

“Permitted Indebtedness” means:

(a) Indebtedness of Borrower in favor of Agent and the Lenders arising under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and disclosed in the Perfection Certificate;

(c) Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate at any given time;

(d) Indebtedness consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(e) unsecured Indebtedness to trade creditors incurred in the ordinary course of business to the extent not past due;

(f) Indebtedness relating to financing of the Company’s insurance premiums;

(g) Subordinated Debt;

(h) the Hiawatha Loan, so long as such Indebtedness is subject to the Hiawatha Intercreditor Agreement;

(i) Indebtedness in the form of letters of credit issued by Northern Trust Corporation, with an aggregate face value of up to One Million Five Hundred Fifty Thousand Dollars ($1,550,000.00); and

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(j) other unsecured Indebtedness not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) outstanding in the aggregate at any time.

“Permitted Investment” means:

(a) Investments existing on the Closing Date disclosed in the Perfection Certificate;

(b) Investments (i) among Borrowers, (ii) among Subsidiaries that are not Borrowers and (iii) by a Subsidiary that is not a Borrower in a Borrower, provided that if the Investment constitutes Indebtedness of the Borrower to such Subsidiary, such Indebtedness shall be subject to an intercompany subordination agreement in form and substance satisfactory to Agent;

(c) Investments consisting of repurchases of equity interests permitted pursuant to Section 7.6;

(d) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(f) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (f) shall not apply to Investments of Borrower in any Subsidiary;

(g) Investments consisting of Indebtedness relating to proposed Permitted Acquisitions, with the prior written approval of the Agent; and

(h) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Agent or any Lender and (iv) Agent’s or any Lender’s money market accounts.

“Permitted Liens” means the following:

(a) Any Liens existing on the Closing Date and disclosed in the Perfection Certificate or arising under this Agreement or the other Loan Documents;

(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Agent’s security interests;

(c) Liens (i) upon or in any equipment which was not financed by Agent or any Lender acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

(d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

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(e) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(f) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(g) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Agent a security interest therein;

(h) non-exclusive licenses of Intellectual Property Collateral granted to third parties in the ordinary course of business;

(i) Liens in favor of other financial institutions arising in connection with a Borrower’s deposit and/or securities accounts held at such institutions, provided that (i) Agent, for the ratable benefit of Lenders, has a first priority perfected security interest in the amounts held in such deposit and/or securities accounts, and (ii) such accounts are permitted to be maintained pursuant to Section 6.7 of this Agreement;

(j) that certain Lien in existence as of the Closing Date and granted by Borrower in favor of Hiawatha National Bank in regard to that certain real property , improvements and fixtures located at 6311 W. Custer Street, Manitowoc, WI 54220 in connection with the Hiawatha Loan; provided, however, such Lien shall be subject to an intercreditor agreement in form and substance satisfactory to Bank (the “Hiawatha Intercreditor Agreement”); and

(k) Liens arising from attachments or judgments, orders or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7.

“Permitted Tax Distributions” has the meaning assigned to such term in Section 7.6.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prepayment Fee” means: if the Loan is refinanced by another lender (other than pursuant to a refinancing with Agent and the Lenders) prior to the Maturity Date, an additional fee payable concurrently with such refinancing in an amount equal to (i) three percent (3.0%) of the Total Commitment Amount, if such refinancing occurs after the Closing Date but on or prior to the first anniversary of the Closing Date, (ii) two percent (2.0%) of the Total Commitment Amount, if such refinancing occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, and (iii) one percent (1.0%) of the Total Commitment Amount, if such refinancing occurs after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date.

“Pro Rata Share” means, with respect to any Lender and as of any date of determination, the percentage obtained by dividing (i) the Revolving Line Commitment of such Lender by (ii) the total amount of the Revolving Line. “Ratable” and related terms shall mean, determined by reference to such Lender’s Pro Rata Share.

“Required Lenders” means Lenders holding more than fifty percent (50%) of the Revolving Line Commitments of all Lenders; provided, however, any Defaulting Lender shall be excluded for all purposes of making a determination of Required Lenders; and provided further, if Sunflower Bank, N.A., is a Lender, Sunflower Bank, N.A. shall be a Required Lender.

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“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

“Revolving Facility” means the facility under which Borrower may request Agent and the Lenders to issue Advances, as specified in Section 2.1(a) hereof.

“Revolving Facility Applicable Rate” has the meaning assigned to such term in Section 2.3(a)(i).

“Revolving Line” means the sum of the Revolving Line Commitments, as set forth on Schedule I.

“Revolving Line Commitment” means, in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule I as such Lender’s “Revolving Line Commitment”.

“Revolving Line Commitment Percentage” means, as to any Lender, the Revolving Line Commitment Percentage (if any) set forth on Schedule I hereto (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 13.1, the Revolving Line Commitment Percentage (if any) of such Lender as set forth in the applicable assignment agreement, which assignment agreement shall be in form and substance reasonably acceptable to Agent), in each case as the same may be adjusted upon any assignment by or to such Lender pursuant to Section 13.1 hereof.

“Revolving Line Promissory Note” has the meaning assigned to such term in Section 3.1(n).

“Shares” means one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any Subsidiary of Borrower.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Agent, for the ratable benefit of Lenders, on terms acceptable to Agent (and identified as being such by Borrower and Agent).

“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Term SOFR” means, for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided further, if Term SOFR determined as provided above (including pursuant to the proviso above) shall ever be less than the Floor Rate, then Term SOFR shall be deemed to be the Floor Rate.

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“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Commitment Amount” means, as of the Closing Date, Twenty Million Dollars ($20,000,000.00).

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.

2. Loan and Terms Of Payment.

2.1 Credit Extensions.

Borrower promises to pay to the order of Agent, for the ratable benefit of Lenders, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Agent and Lenders to Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(a) Revolving Line.

(i) Subject to and upon the terms and conditions of this Agreement, Borrower may request Advances under the Revolving Line in an aggregate outstanding amount not to exceed the lesser of (i) the Revolving Line or (ii) the Borrowing Base. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and re-borrowed at any time prior to the Maturity Date without penalty of premium. Upon the occurrence of the Maturity Date, all Advances under this Section 2.1(a) shall be immediately due and payable.

(ii)

(A) Whenever Borrower desires an Advance under the Revolving Line, Borrower will notify Agent no later than Noon Central time one (1) Business Day prior to when the Advance is to be made. Each such notification shall be made by delivering to Agent a Revolving Advance Request Form in substantially the form of Exhibit B hereto (a “Notice of Borrowing”). Each Lender, severally and not jointly, will make Advances to Borrower equal to such Lender’s Revolving Line Commitment Percentage of such requested Advance.

(B) Agent is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Agent’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Agent shall be entitled to rely on any notice given by a person who Agent reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Agent harmless for any damages or loss suffered by Agent as a result of such reliance. Agent will credit the amount of Advances made under this Section 2.1(a) to Borrower’s deposit account.

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(iii) Disbursement of Funds.

(A) Following a Notice of Borrowing, Agent shall notify each Lender of its pro rata share thereof, and each Lender will make available its pro rata portion of the Advance in the manner provided below no later than Noon p.m. CT on each applicable Advance date.

(B) Each Lender shall make available all amounts it is to fund to Borrower, in immediately available funds to Agent, and, following receipt thereof in an account designated by Agent, Agent will make available to Borrower, by depositing in an account designated by Borrower to Agent in writing, the aggregate of the amounts so made available in immediately available funds in Dollars. The failure of any Lender to make available the amounts it is to fund to Borrower hereunder or to make a payment required to be made by it under any Loan Document shall not relieve any other Lender of its obligations under any Loan Document, but no Lender shall be responsible for the failure of any other Lender to make any payment required to be made by such other Lender under any Loan Document.

(C) Nothing in this Section 2.1(a) shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

(D) Agent may at any time and from time to time contact account debtors and other Persons obligated or knowledgeable in respect of Eligible Accounts to confirm the receivable amount of any such receivables, to determine whether such receivables constitute Eligible Accounts, and for any other purpose in connection with this Agreement. If any of the Collateral or Borrower’s books or records pertaining to the Collateral are in the possession of a third party, Borrower authorizes that third party to permit Agent or its agents to have access to perform inspections or audits thereof and to respond to Agent’s reasonable requests for information concerning such Collateral and records.

(E) Agent may, in its good-faith business judgment from time to time, (i) verify invoices and (ii) notify account debtors of Agent’s security interest in the applicable Eligible Accounts, including, which verification may include (in Agent’s reasonable discretion): proof of delivery, timecards, matching purchase orders or contracts to invoices, analyzing customer payment history, and direct telephonic or written confirmation with account debtors.

2.2 Overadvances. If the aggregate amount of the outstanding Advances under the Revolving Line exceeds the lesser of (i) the Revolving Line or (ii) the Borrowing Base, at any time, then in each case Borrower shall immediately pay to Agent, for the ratable benefit of Lenders, in cash, the amount of such excess.

2.3 Interest Rates, Payments, and Calculations.

(a) Interest Rate.

(i) Revolving Facility Applicable Rate. “Revolving Facility Applicable Rate” means the Index Rate, plus 3.00%.

(ii) Index Rate. “Index Rate” means the greater of (x) the Floor Rate and (y) Term SOFR.

(iii) 360 Day Year. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

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(b) Advances. Except as set forth in Section 2.3(c), the Advances under the Revolving Line shall bear interest, on the outstanding Daily Balance thereof, at the Revolving Facility Applicable Rate.

(c) Default Rate. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to three (3.0) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default (the “Default Rate”).

(d) Payments. Interest hereunder shall be due and payable on the first (1st) calendar day of each month during the term hereof. Agent shall, at its option, and for the ratable benefit of Lenders, charge such interest, all Lender Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Agent will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

2.4 Crediting Payments.

(a) Prior to the occurrence of an Event of Default, Agent shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence of an Event of Default, the receipt by Agent of any wire transfer of funds, check, or other item of payment, for the ratable benefit of Lenders, shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Agent after 12:00 noon Central time shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day. Whenever any payment to Agent under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

(b) Borrower hereby authorizes Agent, for the ratable benefit of Lenders, to automatically deduct from any deposit account(s) of Borrower with Agent the amount of any loan payment. If the funds in the account(s) are insufficient to cover any payment, Agent shall not be obligated to advance funds to cover the payment and Borrower agrees to pay any applicable fees for this service that are applicable to Borrower’s account(s). Subject to any terms and conditions in the loan documents, Borrower or Agent may voluntarily terminate automatic payments at any time for any reason.

2.5 Fees. Borrower shall pay to Agent, for the ratable benefit of Lenders, the following:

(a) Origination Fee. On the Closing Date, an origination fee equal to One Hundred Thousand Dollars ($100,000.00), which shall be deemed fully earned as of the Closing Date and nonrefundable.

(b) Prepayment Payment. The Prepayment Fee, when due hereunder.

(c) Unused Facility Fee. A fee, payable monthly to Agent, for the ratable benefit of Lenders, on the first day of each month, in arrears, in an amount equal to 0.375% per annum (which shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed) of the daily unused portion of the Revolving Line, as determined by Agent, at any time that the principal balance of the outstanding Advances (at the end of such day) is less than the Revolving Line.

(d) Collateral Monitoring Fee. A fee, payable monthly to Agent, for the ratable benefit of Lenders, on the first day of each month, in an amount equal to One Thousand Dollars ($1,000.00) per month.

(e) Lender Expenses. On the Closing Date, all Lender Expenses incurred through the Closing Date, and, after the Closing Date, all Lender Expenses, as and when they are incurred by Agent or any Lender.

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2.6 Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.8, shall continue in full force and effect for so long as any Obligations remain outstanding or Agent or any Lender has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Agent and each Lender shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Agent’s Lien on the Collateral (for the benefit of Lenders) shall remain in effect for so long as any Obligations are outstanding.

2.7 Defaulting Lender

(a) Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.7 so long as such Lender is a Defaulting Lender.

(b) Except as otherwise expressly provided for in this Section 2.7, Advances under the Revolving Line shall be made pro rata from Lenders holding Revolving Line Commitments which are not Defaulting Lenders based on their respective Revolving Line Commitment Percentages, and no Revolving Line Commitment Percentage of any Lender or any pro rata share of any Advances under the Revolving Line required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any type of Advances under the Revolving Line shall be applied to reduce such type of Advances of each Lender (other than any Defaulting Lender) holding a Revolving Line Commitment in accordance with their Revolving Line Commitment Percentage; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(c) A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the other Loan Documents, and all amendments, waivers and other modifications of this Agreement and the other Loan Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Revolving Commitment Percentage.

(d) Other than as expressly set forth in this Section 2.7, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.7 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the other Loan Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

2.8 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Agent may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at the time specified by Agent. No replacement of a Benchmark with a Benchmark Replacement pursuant to this paragraph will occur prior to the applicable Benchmark Transition Start Date. No swap agreement shall be deemed to be a “Loan Document” for purposes of this paragraph.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Agent will, in consultation with Borrower, have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

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(c) Notices; Standards for Decisions and Determinations. Agent will promptly notify the Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Agent will promptly notify Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.8(d). Any determination, decision or election that may be made by Agent pursuant to this paragraph, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this paragraph.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative , then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

2.9 Rates. The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

3. Conditions of Loans.

3.1 Conditions Precedent to Initial Credit Extension. The obligation of Agent and the Lenders to make the initial Credit Extension is subject to the condition precedent that Agent shall have received, in form and substance satisfactory to Agent, the following, duly executed in original by the applicable parties thereto (as applicable):

(a) this Agreement and the Loan Documents;

(b) with respect to each Borrower, a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c) with respect to each Borrower, UCC National Form Financing Statement;

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(d) with respect to each Borrower, an intellectual property security agreement;

(e) [Reserved];

(f) payment of the fees and Lender Expenses then due specified in Section 2.5 hereof;

(g) current financial statements of Borrower;

(h) an audit of the Collateral (together with inventory analysis), the results of which shall be satisfactory to Agent;

(i) completed perfection certificate of Borrower (a “Perfection Certificate”);

(j) certified copies, dated as of a recent date, of financing statement searches, as Agent may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(k) satisfactory background checks with respect to Borrower’s management;

(l) a revolving line promissory note in the amount of Twenty Million Dollars ($20,000,000.00) executed by Borrower in favor of Sunflower Bank, N.A. (the “Revolving Line Promissory Note”);

(m) [Reserved];

(n) the Hiawatha Intercreditor Agreement;

(o) [Reserved];

(p) [Reserved]; and

(q) such other documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Credit Extensions. The obligation of Agent and Lenders to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Agent of the Revolving Advance Request Form, as provided in Section 2.1;

(b) the absence of any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect; and

(c) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Revolving Advance Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

3.3 Covenant to Deliver.

(a) Except as otherwise provided in Section 3.3(b), Borrower agrees to deliver to Agent each item required to be delivered to Agent under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Agent of any such item shall not constitute a waiver by Agent of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Agent’s sole discretion.

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(b) Unless otherwise provided in writing:

(i) within thirty (30) days after the Closing Date (or such later date as Agent may agree), a landlord’s consent in form and substance acceptable to Agent for each of Borrower’s leased locations;

(ii) within thirty (30) days after the Closing Date (or such later date as Agent may agree), a bailee waiver in form and substance acceptable to Agent for each of Borrower’s leased locations;

(iii) within thirty (30) days after the Closing Date (or such later date as Agent may agree), a Control Agreement in respect of any deposit or securities accounts outside of Agent shall be delivered to Agent;

(iv) within thirty (30) days after the Closing Date (or such later date as Agent may agree), evidence satisfactory to Agent that the insurance policies and endorsements required by Section 6.6 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Agent; and

(v) within ninety (90) days after the Closing Date, evidence shall be provided to Agent that the insurance policy limits of the various insurance requirements set forth under Section 6.6 shall be increased by Borrower to an amount reasonably satisfactory to Agent (the “Increased Insurance Policy Limits Requirement”). Notwithstanding the foregoing, the parties agree that (1) for the time period existing from the Closing Date through and including ninety (90) days after the Closing Date, and so long as no Event of Default has occurred and is continuing, clause (c) of the definition of Eligible Inventory shall be deemed satisfied and (2) following ninety (90) days after the Closing Date, clause (c) of the definition of Eligible Inventory shall only be deemed satisfied upon satisfaction of the Increased Insurance Policy Limits Requirement.

4. Creation of Security Interest.

4.1 Grant of Security Interest. Borrower grants and pledges to Agent, for itself and the ratable benefit of Lenders, a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Perfection Certificate, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof. Borrower is not authorized to sell, assign, transfer or otherwise convey any Collateral without Agent’s prior written consent (unless otherwise permitted hereunder), except for the sale of finished Inventory in Borrower’s usual course of business. Borrower agrees to sign any instruments and documents requested by Agent to evidence, perfect, or protect the interests of Agent in the Collateral. Borrower agrees to deliver to Agent the originals of all instruments, chattel paper and documents evidencing or related to Accounts and Collateral.

4.2 Pledge of Collateral. Borrower hereby pledges, assigns and grants to Agent, for itself and the ratable benefit of Lenders, a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Closing Date, or, to the extent not certificated as of the Closing Date, within ten (10) days of the certification of any Shares, the certificate or certificates for the Shares will be delivered to Agent, accompanied by an instrument of assignment duly executed in blank by Borrower. To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence of an Event of Default hereunder, Agent may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Agent and cause new certificates representing such securities to be issued in the name of Agent or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Agent may reasonably request to perfect or continue the perfection of Agent’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default. Agent reserves the right to take such steps in any jurisdiction of organization of any Foreign Subsidiary to perfect and maintain the perfection of any security interest granted with respect to the Shares (and any assets, as applicable) of any Foreign Subsidiary.

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4.3 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Agent, at the request of Agent, all Negotiable Collateral, all financing statements and other documents that Agent may reasonably request, in form satisfactory to Agent, to perfect and continue the perfection of Agent’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower from time to time may deposit with Agent specific time deposit accounts to secure specific Obligations. Borrower authorizes Agent to hold such balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations are outstanding.

4.4 Authorization to File Financing Statements. Borrower hereby authorizes Agent to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Agent’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Agent under the Code.

4.5 Right to Inspect. Agent (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral, at Borrower’s expense.

5. Representations and Warranties.

Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing and in good standing under the laws of its jurisdiction of organization and qualified and licensed to do business in any other jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate of Incorporation or bylaws, or Certificate Formation or operating agreement, as applicable, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound, nor will they contravene, conflict with or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of Borrower’s property or assets may be bound or affected. Borrower is not in default under any material agreement to which it is a party or by which it is bound.

5.3 No Prior Encumbrances. Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.4 Bona Fide Eligible Accounts. The Eligible Accounts are bona fide existing obligations. The property and services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or to the account debtor’s agent for immediate and unconditional acceptance by the account debtor. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor that is included in any Borrowing Base Certificate as an Eligible Account.

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5.5 Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

5.6 Intellectual Property Collateral. Borrower is the sole owner of the Intellectual Property Collateral, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. Each of the Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property Collateral violates the rights of any third party. Except as set forth in the Perfection Certificate, Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5.00%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service. Except as set forth in the Perfection Certificate, Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrower of a security interest in Borrower’s rights under such agreement.

5.7 Name; Location of Chief Executive Office. Except as disclosed in the Perfection Certificate, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office or president of Borrower is located at the address indicated in Section 10 hereof. All Borrower’s Inventory and Equipment is located only at the location set forth in Section 10 hereof and the locations listed in the Perfection Certificate.

5.8 Litigation. Except as disclosed in the Perfection Certificate, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect, or a material adverse effect on Borrower’s interest or Agent’s security interest in the Collateral.

5.9 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that Agent has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Agent.

5.10 Solvency, Payment of Debts. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

5.11 Regulatory Compliance. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower’s failure to comply with ERISA that could result in Borrower’s incurring any material liability. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries is in violation in any material respect of any applicable requirement of law relating to terrorism or money laundering, including Executive Order No. 13224, effective September 24, 2001, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311 5330), the Trading With the Enemy Act (50 U.S.C. §§1-44, as amended), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107 56, signed into law October 26, 2001, the Criminal Justice (Money Laundering and Terrorist Financing) Act 2010 as amended and the Criminal Justice (Terrorist Offences) Act 2005.

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5.12 Environmental Condition. Except as disclosed in the Perfection Certificate, none of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.13 Taxes. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein.

5.14 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.15 Government Consents. Borrower and each Subsidiary have obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary for the continued operation of Borrower’s business as currently conducted.

5.16 Accounts. Except to the extent permitted under Section 6.7, none of Borrower’s nor any Subsidiary’s cash or cash equivalents is maintained or invested with a Person other than Agent or a Lender.

5.17 Shares. Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will remain duly authorized and validly issued, and are fully paid and non-assessable. To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings. No interest in any limited liability company or limited partnership controlled by Borrower is represented by a certificate unless (a) the limited liability company agreement or limited partnership agreement expressly provides that such interest shall be a “Security” within the meaning of Article 8 of the Code, and (b) such certificate has been delivered to Agent. With respect to each limited liability company or limited partnership controlled by Borrower whose interests are uncertificated, such limited liability company or limited partnership has not elected, whether in its limited liability company agreement or limited partnership agreement or otherwise, to have such interests be treated as a “Security” within the meaning of Article 8 of the Code.

5.18 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Agent contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

6. Affirmative Covenants.

Borrower shall do all of the following:

6.1 Good Standing. Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of organization and maintain qualification in each jurisdiction in which it is required under applicable law. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect. Neither Borrower, Holdings, nor Guarantor is a “foreign person” within the meaning of §1445(f)(3) of the U.S. Internal Revenue Code of 1986, as amended, any and all U.S. Department of Treasury Regulations issued pursuant thereto in temporary or final form, and any and all federal, state, county, municipal and city rules and rulings, notices, requirements, statutes, regulations or laws governing or relating to taxes and/or taxation, and any and all successor statutes thereof.

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6.2 Government Compliance.

(a) Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.

(b) Obtain and keep in full force and effect, all of the Governmental Approvals necessary for the performance by Borrower and its Subsidiaries of their respective businesses and obligations under the Loan Documents and the grant of a security interest to Agent in all of the Collateral.

6.3 Financial Statements, Reports, Certificates. Borrower shall deliver the following to Agent:

(a) as soon as available, but in any event within forty five (45) days after the end of each calendar month, a company prepared consolidated and consolidating balance sheet, income statement, and cash flow statement covering Borrower’s consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Agent and certified by a Responsible Officer;

(b) as soon as available, but in any event within one hundred twenty (120) days after the end of Borrower’s fiscal year, audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Agent (“CPA”), together with a Compliance Certificate;

(c) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Two Hundred Fifty Thousand Dollars ($250,000.00) or more;

(d) such budgets, sales projections, operating plans or other financial information as Agent may reasonably request from time to time;

(e) within fifteen (15) days after the last day of each fiscal month (or more frequently if reasonably required by Agent), Borrower shall deliver to Agent a detailed aging of Borrower’s Accounts by invoice date or a summary aging by account debtor, together with payable aging, inventory analysis (by location and category), deferred revenue report, credit memos, collections, along with evidence of all other adjustments to accounts receivable, a sales report, monthly account statements for each depository, investment or operating account of Borrower not maintained at Agent, and such other matters as Agent may request, together with a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto (“Borrowing Base Certificate”), prepared as of such month end and at other times in Agent’s discretion;

(f) within forty five (45) days after the last day of each month, Borrower shall deliver to Agent a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto (“Compliance Certificate”);

(g) annual projections of Borrower (setting forth separate monthly projections) shall in any case be provided to Agent no later than thirty (30) days after the beginning of each fiscal year;

(h) as soon as possible, notice of the occurrence of any default or Event of Default; and

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(i) promptly upon Agent’s request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to Borrower and as to each guarantor of Borrower’s obligations to Agent as Agent may request.

Agent shall have a right from time to time hereafter to (i) perform field examinations and audit Borrower’s Accounts and (ii) appraise Collateral; provided, however, Borrower shall only be obligated to pay expenses of Agent in connection therewith for two (2) such field examinations and one (1) Collateral appraisal per calendar year (so long as no Event of Default has occurred and is continuing, in which case Borrower shall be obligated to pay expenses of Agent with respect to all such field examinations, audits and appraisals until such Event of Default is cured).

6.4 Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Agent of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Five Hundred Thousand Dollars ($500,000.00).

6.5 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, real property taxes, assessments, or contributions required of it by law, and will execute and deliver to Agent, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.6 Insurance.

(a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Agent. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Agent, showing Agent as a lender loss payee thereof, and all liability insurance policies shall show Agent as an additional insured and shall specify that the insurer must give at least twenty (20) days’ notice to Agent before canceling its policy for any reason. Upon Agent’s request, Borrower shall deliver to Agent certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Agent, be payable to Agent, for the ratable benefit of Lenders, to be applied on account of the Obligations.

6.7 Accounts.

(a) Borrower shall (i) maintain and shall cause each of its domestic Subsidiaries to maintain all of its domestic depository, operating, investment and collection accounts with Agent; provided, however, so long as more than eighty percent (80%) of Borrower’s aggregate cash is held in such accounts at Agent, Borrower may maintain up to Five Million Dollars ($5,000,000.00) in deposit accounts outside Agent (which accounts shall be subject at all times to the Control Agreement requirements set forth in Section 6.7(b)) and (ii) maintain and shall cause each of its Subsidiaries to utilize the Agent’s services, including but not limited to, lockbox services, sweep services, payroll accounts, merchant processing and purchasing cards. Any Guarantor shall maintain all depository, operating and securities investment accounts with Agent and Agent’s Affiliates.

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(b) In addition to and without limiting the restrictions in Section 6.7(a), (i) Borrower shall provide Agent five (5) days prior written notice before establishing any banking, investment or collection account at or with any bank or financial institution other than Agent or Agent’s Affiliates and (ii) commencing thirty (30) days after the Closing Date, for each such banking, investment or collection account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Agent) at or with which any such account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such account to perfect Agent’s Lien in such account in accordance with the terms hereunder, which Control Agreement may not be terminated without the prior written consent of Agent. This Section 6.7 shall apply to all of Borrower’s domestic accounts, and, at Agent’s reasonable discretion (and upon the request of Agent), to any of Borrower’s foreign accounts.

6.8 Financial Covenants. Maintain Borrower’s financial condition as follows in accordance with GAAP and used consistently with prior practices (except to the extent modified by the definitions herein):

(a) Fixed Charge Coverage Ratio. At any time Advances are outstanding under the Revolving Facility, and commencing the first full calendar month after the Closing Date, Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of each month to be less than 1.10:1:00, measured as of the last day of each month, for the trailing twelve (12) month period ended as of such date.

6.9 Intellectual Property Rights.

(a) Borrower shall promptly give Agent written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any. Borrower shall (i) give Agent not less than thirty (30) days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) prior to the filing of any such applications or registrations, shall execute such documents as Agent may reasonably request for Agent to maintain its perfection in such intellectual property rights to be registered by Borrower, and upon the request of Agent, shall file such documents simultaneously with the filing of any such applications or registrations. Upon filing any such applications or registrations with the United States Copyright Office, Borrower shall promptly provide Agent with (i) a copy of such applications or registrations, with the exhibits, if any, thereto, (ii) evidence of the filing of any documents requested by Agent to be filed for Agent to maintain the perfection and priority of its security interest in such intellectual property rights, and (iii) the date of such filing.

(b) Agent may audit Borrower’s Intellectual Property Collateral to confirm compliance with this Section, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing. Agent shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section to take but which Borrower fails to take, after fifteen (15) days’ notice to Borrower. Borrower shall reimburse and indemnify Agent and Lenders for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.

6.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely for working capital, general corporate purposes, Permitted Acquisitions, to pay fees and expenses incurred in connection with the Revolving Line, to facilitate Borrower’s stock repurchase program in effect as of the Closing Date (and as approved by Borrower’s Board of Directors), and to fund Borrower’s general business requirements in accordance with the provisions of this Agreement; provided, in no case shall Borrower use the proceeds of the Credit Extensions for personal, family, household or agricultural purposes.

6.11 Landlord Waivers; Bailee Waivers. In the event that Borrower or any of its Subsidiaries, after the Closing Date, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, in each case pursuant to Section 7.2, then Borrower or such Subsidiary will first receive the written consent of Agent and, in the event that the Collateral at any new location is valued in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate, such bailee or landlord, as applicable, must execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Agent prior to the addition of any new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be.

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6.12 Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, Borrower and such Guarantor shall (a) cause such new Subsidiary to provide to Agent a joinder to this Agreement to become a co-borrower hereunder, or a Guaranty to become a Guarantor hereunder, at Agent’s discretion, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Agent appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Agent; and (c) provide to Agent all other documentation in form and substance satisfactory to Agent, including one or more opinions of counsel satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.12 shall be a Loan Document.

6.13 Collection Account. Borrower shall instruct all account debtors to make, and all account debtors shall make, payments directly to an Agent controlled collections account (the “Collections Account”). Borrower shall hold in trust for Agent all amounts that Borrower receives despite the directions to make payments to the Collections Account, and immediately deliver such payments to Agent in their original form as received from the customer, with proper endorsements for deposit into the Collections Account. Borrower irrevocably authorizes Agent to transfer to the Collections Account any funds that have been deposited into any other accounts or that Agent has received by wire transfer, check, cash, or otherwise (provided that Agent is under no obligation to do so). Agent shall transfer all Collections deposited into the Collections Account to Borrower’s operating account maintained with Agent within three (3) Business Days of the date received; provided that upon the occurrence and during the continuance of any Event of Default, Agent may apply all Collections to the Obligations in such order and manner as Agent may determine. Agent has no duty to do any act other than to apply such amounts as required above. If an item of Collections is not honored or Agent does not receive good funds for any reason, any amount previously transferred to Borrower’s operating account or applied to the Obligations shall be reversed as of the date transferred or applied, as applicable, and, if applied to the Obligations, the applicable interest will accrue as if the Collections had not been so applied. Agent shall have, with respect to any goods related to Borrower’s accounts receivable, all the rights and remedies of an unpaid seller under the Code and other applicable law, including the rights of replevin, claim and delivery, reclamation and stoppage in transit.

6.14 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Agent to effect the purposes of this Agreement.

7. Negative Covenants.

Borrower will not do any of the following:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers consisting of Permitted Liens or Permitted Investments; (iii) Transfers of worn-out or obsolete Equipment which was not financed by Agent; (iv) Transfers consisting of the sale or issuance of any stock of Borrower permitted under Section 7.2 of this Agreement; and (v) Transfers consisting of Borrower’s use or transfer of money or cash equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents.

7.2 Change in Business, Control, Executive Office or Management. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Agent, change the Chief Executive Officer, the Chief Financial Officer and/or the Chief Operating Officer of the Borrower; or without thirty (30) days prior written notification to Agent, relocate its chief executive office or state of organization or change its legal name; or without Agent’s prior written consent, change the date on which its fiscal year ends.

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7.3 Mergers or Acquisitions. Other than Permitted Acquisitions, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, equity securities or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary (provided such surviving Subsidiary is a “co-Borrower” hereunder or has provided a secured guaranty of Borrower’s Obligations hereunder) or with (or into) Borrower provided Borrower is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom.

7.4 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property (including without limitation, its Intellectual Property Collateral), or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or agree with any Person other than Agent not to grant a security interest in, or otherwise encumber, any of its property (including without limitation, its Intellectual Property Collateral or real property), or permit any Subsidiary to do so.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock or other equity securities, or permit any of its Subsidiaries to do so, except that (i) the Loan Parties may repurchase the stock or other equity securities of former employees pursuant to stock or equity repurchase agreements in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000.00) during any twelve (12) month period without the prior written approval of the Agent, as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase and (ii) dividends and distributions shall be permitted by any Loan Party in an amount sufficient to cover the tax liability of such Loan Party’s equity holders (or its direct or indirect members, partners or stockholders) due and payable as a result of income of such Loan Party attributed to such equity holder (or its direct or indirect members, partners or stockholders) during any period that such Loan Party is eligible for taxation as a corporation or limited liability company, with such tax distribution to be based on the maximum marginal federal, state and local income tax rates applicable to such equity holder, in its capacity as such (“Permitted Tax Distributions”).

7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its property with a Person other than Agent or permit any of its Subsidiaries to do so unless such Person has entered into a Control Agreement with Agent in form and substance satisfactory to Agent; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, as long as an Event of Default does not exist prior to such payment or would not exist after giving effect to such payment.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Agent’s prior written consent. For the avoidance of doubt, in no event shall Borrower make any payment under any Subordinated Debt if an Event of Default has occurred and is continuing or would occur as a result of such payment.

7.10 Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or other third party unless the third party has been notified of Agent’s security interest and Agent (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Agent’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Store or maintain any Equipment or Inventory at a location other than the location set forth in Section 10 of this Agreement.

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7.11 Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Agent’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

7.12 Capital Expenditures. Make or contract to make, without Agent’s prior written consent, capital expenditures, including leasehold improvements, in any fiscal year in excess of Six Million Dollars ($6,000,000.00).

8. Events of Default.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1 Payment Default. If Borrower fails to pay, when due, any of the Obligations;

8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Sections 3.3(b), 6.1, 6.3, 6.7, 6.8, 6.10, 6.12, or 6.13, or violates any of the covenants contained in Article 7 of this Agreement; or

(b) If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Agent and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.

8.3 [Reserved.]

8.4 Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period).

8.5 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding).

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8.6 Other Agreements. If there is a default or other failure to perform under any agreement to which Borrower or any Guarantor is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000.00) or which could have a Material Adverse Effect;

8.7 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000.00) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of forty-five (45) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or

8.8 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Agent by any Responsible Officer pursuant to this Agreement or to induce Agent to enter into this Agreement or any other Loan Document and such material misrepresentation or material misstatement shall result in a Material Adverse Effect.

8.9 Subordinated Debt. Any document, instrument, or agreement evidencing the subordination of any Subordinated Debt in excess of the Five Hundred Thousand Dollars ($500,000) shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement.

8.10 Guaranty. If any material guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any material Guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Agent in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.9 occur with respect to any guarantor or any guarantor dies or becomes subject to any criminal prosecution, or any circumstances arise causing Agent, in good faith, to become insecure as to the satisfaction of any of any guarantor’s obligations under the Guaranty Documents.

8.11 Governmental Approvals. Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has resulted in or could reasonably be expected to result in a Material Adverse Effect.

9. Agent’s Rights and Remedies.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Agent may, at its option, or upon election by the Required Lenders, shall, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Agent);

(b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Agent;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Agent reasonably considers advisable;

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(d) Make such payments and do such acts as Agent considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent as Agent may designate. Borrower authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Agent’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Agent’s and/or each Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(e) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Agent or any Lender, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Agent or any Lender;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Agent is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Agent’s benefit;

(g) Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Agent determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Agent deems appropriate;

(h) Agent may credit bid and purchase at any public sale; and

(i) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Agent (and any of Agent’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Agent’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Agent’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Agent determines to be reasonable; and (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral. The appointment of Agent as Borrower’s attorney in fact, and each and every one of Agent’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Agent’s obligation to provide Credit Extensions hereunder is terminated.

9.3 Accounts Collection. At any time after the occurrence of an Event of Default, Agent may notify any Person owing funds to Borrower of Agent’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Agent, receive in trust all payments as Agent’s trustee, and immediately deliver such payments to Agent in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Lender Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Agent may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Agent deems necessary to protect Agent and/or any Lender from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Agent deems prudent. Any amounts so paid or deposited by Agent shall constitute Lender Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Agent shall not constitute an agreement by Agent to make similar payments in the future or a waiver by Agent of any Event of Default under this Agreement.

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9.5 Agent’s Liability for Collateral. So long as Agent and each Lender complies with reasonable banking practices, Agent and Lenders shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6 Remedies Cumulative. Agent’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Agent shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Agent of one right or remedy shall be deemed an election, and no waiver by Agent of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Agent shall constitute a waiver, election, or acquiescence by it. No waiver by Agent shall be effective unless made in a written document signed on behalf of Agent and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Agent on which Borrower may in any way be liable.

10. Notices.

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, or email address indicated below. Agent or Borrower may change its mailing or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	c/o AMMO, INC.
7681 E. Gray Rd
Scottsdale, AZ 85260
Attention: Robert D. Wiley, CFO
Email:

With a copy to (which shall not constitute notice):

Lucosky Brookman LLP
101 Wood Avenue South
Fifth Floor
Woodbridge, NJ 08830
Attention: Seth Brookman
Email:

If to Agent:	SUNFLOWER BANK, N.A.
1400 16th Street, Suite 250
Denver, CO 80202
Attn:
Email:

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The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11. CHOICE OF LAW AND VENUE.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES. ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE FILED OR INSTITUTED IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS OR OF ANY TEXAS STATE COURT SITTING IN DALLAS COUNTY, TEXAS, AND BORROWER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY SUCH COURT FOR PURPOSES OF ALL LEGAL PROCEEDINGS OR SUITS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN A DALLAS, TEXAS COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN A DALLAS, TEXAS COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. AGENT AND EACH LENDER SHALL ALSO HAVE THE RIGHT, AT ITS SOLE ELECTION, TO FILE A SUIT OR INSTITUTE A PROCEEDING IN ANY COURT OF COMPETENT JURISDICTION IN THE JURISDICTION IN WHICH BORROWER IS DOMICILED.

12. JURY TRIAL WAIVER

TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWER, AGENT AND EACH LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THE LOAN DOCUMENTS OR IN ANY WAY RELATING TO THE LOAN (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR AGENT AND EACH LENDER TO ENTER THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH LEGAL COUNSEL OF ITS CHOOSING AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL.

13. General Provisions.

13.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not transfer, pledge or assign this Agreement or any rights or obligations under it without Agent’s prior written consent (which may be granted or withheld in Agent’s discretion, subject to Section 13.9). Each Lender has the right, without the consent of or notice to Borrower, to sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”) all or any part of, or any interest in, such Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents; provided, however, that any such Lender Transfer (other than a transfer, pledge, sale or assignment to an Eligible Assignee) of its obligations, rights, and benefits under this Agreement and the other Loan Documents shall require the prior written consent of the Required Lenders (such approved assignee, an “Approved Lender”).

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13.2 Indemnification. Borrower shall defend, indemnify and hold harmless Agent and Lenders and their officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Lender Expenses in any way suffered, incurred, or paid by Agent or any Lender as a result of or in any way arising out of, following, or consequential to transactions among Agent, any Lender and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Agent’s and/or Lenders’ gross negligence or willful misconduct.

13.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5 Correction of Loan Documents. Agent may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

13.6 Amendments in Writing, Integration.

(a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by Borrower or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, Agent and the Required Lenders, provided that:

(i) no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Commitment shall be effective as to such Lender without such Lender’s written consent;

(ii) no such amendment, waiver or modification that would affect the rights and duties of Agent shall be effective without Agent’s written consent or signature;

(iii) no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Credit Extension or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Credit Extension, (B) postpone the date fixed for, or waive, any payment of principal of any Credit Extension or of interest on any Credit Extension (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for the Lenders to take any action hereunder; (D) release all or substantially all of any material portion of the Collateral, authorize Borrower to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any Guarantor of all or any portion of the Obligations or its guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 13.6 or the definitions of the terms used in this Section 13.6 insofar as the definitions affect the substance of this Section 13.6; (F) consent to the assignment, delegation or other transfer by Borrower of any of its rights and obligations under any Loan Document or release Borrower of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; or (G) subordinate the Liens granted in favor of Agent securing the Obligations.

(iv) the provisions of the foregoing clauses (i), (ii) and (iii) are subject to the provisions of any interlender or agency agreement among the Lenders and Agent pursuant to which any Lender may agree to give its consent in connection with any amendment, waiver or modification of the Loan Documents only in the event of the unanimous agreement of all Lenders.

(b) Other than as expressly provided for in Section 13.6(a)(i)-(iii), Agent may, if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of Borrower.

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(c) Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents. This written Agreement represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

13.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

13.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Agent or any Lender has any obligation to make Credit Extensions to Borrower. The obligations of Borrower to indemnify Agent and Lenders with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Agent and/or or any Lender have run.

13.9 Confidentiality. In handling any confidential information Agent and each Lender and all employees and agents of Agent and each Lender, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Agent and any Lender in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Revolving Line, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Agent or any Lender and (v) as Agent or a Lender may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Agent or any Lender when disclosed to Agent or any Lender, or becomes part of the public domain after disclosure to Agent or any Lender through no fault of Agent and the Lenders; or (b) is disclosed to Agent or a Lender by a third party, provided Agent and/or such Lender does not have actual knowledge that such third party is prohibited from disclosing such information.

13.10 Patriot Act Notice. Agent and each Lender notifies Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “ Patriot Act “), it is required to obtain, verify and record information that identifies Borrower, which information includes names and addresses and other information that will allow Agent and each Lender rto identify Borrower in accordance with the Patriot Act.

13.11 Applicable Usury Laws. It is the intention of Agent, each Lender and Borrower to conform strictly to all applicable usury laws. It is therefore agreed that: (i) in the event that the maturity hereof is accelerated by reason of an election by Agent or any Lender, all unearned interest shall be cancelled automatically or, if theretofore paid, shall either be refunded to Borrower or credited on the unpaid principal amount of this Agreement, whichever remedy is chosen by Agent or such Lender; (ii) the aggregate of all interest and other charges constituting interest under applicable law and contracted for, chargeable or receivable under this Agreement or otherwise in connection with the transaction for which this Agreement is entered into shall never exceed the maximum amount of interest, nor produce a rate in excess of the maximum rate of interest that Agent or any Lender may charge Borrower under applicable law and in regard to which Borrower may not successfully assert the claim or defense of usury; and (iii) if any excess interest is provided for, it shall be deemed a mistake and the same shall either be refunded to Borrower or credited on the unpaid principal amount hereof and this Agreement shall be automatically deemed reformed so as to permit only the collection of the maximum legal non-usurious rate and amount of interest. All sums paid or agreed to be paid to Agent or any Lender for the use, forbearance or detention of the indebtedness evidenced hereby to the full extent allowed by applicable law, shall be amortized, prorated, allocated and spread through the full term of this Agreement. The provisions of Chapter 346 of the Texas Finance Code are specifically declared by the parties not to be applicable to any of the Loan Documents or the transactions contemplated thereby.

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13.12 Appointment of Agent.

(a) Each Lender hereby appoints Agent to act on behalf of Lenders as administrative agent and collateral agent under this Agreement and the other Loan Documents, and to hold and enforce any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations. The provisions of this Section 13.12 are solely for the benefit of Agent and Lenders and no Loan Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Loan Party or any other Person. Agent shall not have any duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents, together with such powers as are reasonably related thereto. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender.

(b) If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until it shall have received instructions from Lenders, and Agent shall incur no liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document for any reason. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent’s acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Lenders.

(c) Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub agents appointed by Agent. Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective and their respective related parties. The exculpatory provisions of this Section 13 shall apply to any such sub agent and to the related parties of such Agent and any such sub agent. No Agent shall be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

(d) Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages solely caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limitation of the generality of the foregoing, Agent: (i) may consult with legal counsel, independent chartered accountants and other experts and consultants selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, experts or consultants; (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Loan Party or to inspect the Collateral (including the books and records) of any Loan Party; (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by email, telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

(e) With respect to its Revolving Line Commitments, if any, Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Agent in its individual capacity (to the extent it holds any Obligations owing to Lenders or Commitments hereunder). Agent and each of its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Loan Party, any of their Affiliates and any Person who may do business with or own securities of any Loan Party or any such Affiliate, all as if Agent was not Agent and without any duty to account therefor to Lenders. Agent and its Affiliates may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

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(f) Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, made its own credit and financial analysis of the Loan Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Revolving Line, and expressly consents to, and waives any claim based upon, such conflict of interest.

(g) Each Lender agrees to indemnify Agent (to the extent not reimbursed by Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to its respective Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent in connection therewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable and documented counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by the Loan Parties.

(h) Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Lenders and Borrower. Upon any such resignation, Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by Lenders and shall have accepted such appointment within thirty (30) days after Agent’s giving notice of resignation, then Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution has combined capital of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing, by the 30th day after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as Lenders appoint a successor Agent as provided above. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity, expense reimbursement or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 13.12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

(i) In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, with the prior written consent of Agent, each Lender and each holder of any Obligation is hereby authorized at any time or from time to time, without notice to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Loan Party or any Subsidiary of a Loan Party (regardless of whether such balances are then due to such Loan Party or such Subsidiary) and any other properties or assets any time held or owing by that Lender or that holder to or for the credit or for the account of any Loan Party or any Subsidiary of a Loan Party against and on account of any of the Obligations which are not paid when due. Any Lender or holder of any Obligation exercising a right to set off or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof in accordance with the terms of this Agreement relating to the priority of the repayment of the Obligations shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so set off or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares and in accordance with the terms of this Agreement relating to the priority of the repayment of the Obligations. Each Loan Party agrees, to the fullest extent permitted by law, that (i) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amount so set off to other Lenders and holders and (ii) any Lender or holders so purchasing a participation in the Revolving Line made or other Obligations held by other Lenders or holders may exercise all rights of set off, bankers’ Lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Revolving Line and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the set-off amount or payment otherwise received is thereafter recovered from Lender that has exercised the right of set-off, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

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(j) Nothing in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Revolving Line Commitment hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder. To the extent that Agent advances funds to the Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such advance is made, Agent shall be entitled to retain for its account all interest accrued on such advance until reimbursed by the applicable Lender.

(k) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received thereby, then Agent will be entitled to recover such amount from such Lender on demand without set off, counterclaim or deduction of any kind.

(l) If Agent determines at any time that any amount received thereby under this Agreement shall be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set off, counterclaim or deduction of any kind.

(m) Agent shall be deemed to have no knowledge of any Event of Default unless such Agent shall have received written notice thereof from a Lender or a Loan Party stating that it is a “notice of Default” and an Event of Default has occurred. Agent will use reasonable efforts to provide Lenders with any written notice of Event of Default received by Agent from, or delivered by Agent to, any Loan Party; provided, however, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable solely to Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

(n) Anything in this Agreement or any other Loan Document to the contrary notwithstanding, each Lender hereby agrees with each other Lender and with Agent that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any other Loan Document (including exercising any rights of set-off) without first obtaining the prior written consent of Agent, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Lenders.

13.13 Erroneous Payments.

(a) If the Agent notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within 30 days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Agent pending its return or repayment as contemplated below in this Section 13.13 and held in trust for the benefit of the Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than three (3) Business Days (or such later date as the Agent may, in its sole discretion, specify in writing), return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

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(b) Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 13.13(b).

(c) Each Lender hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Agent has demanded to be returned under immediately preceding clause (a).

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an assignment and assumption (or, to the extent applicable, an agreement incorporating an assignment and assumption by reference pursuant to any approved electronic platform as to which the Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any notes evidencing such Loans to the Borrower or the Agent, (ii) the Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Agent may reflect in any applicable register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Agent) and (y) may, in the sole discretion of the Agent, be reduced by any amount specified by the Agent in writing to the applicable Lender from time to time. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Agent may be equitably subrogated, the Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

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(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 13.13 shall survive the resignation or replacement of the Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

14. CO-BORROWERS.

14.1 Co-Borrowers. Borrowers are jointly and severally liable for the Obligations and Agent and the Lenders may proceed against one Borrower to enforce the Obligations without waiving its right to proceed against the other Borrower. This Agreement and the Loan Documents are a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Agent, any Lender and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all of the Credit Extensions were advanced to such Borrower. Agent and each Lender may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, each Borrower, including without limitation Revolving Advance Request Forms, the Term Loan Request Form and Compliance Certificates. Each Borrower appoints each other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of each Borrower, to act as disbursing agent for receipt of any Credit Extensions on behalf of each Borrower and to apply to Agent (for the ratable benefit of Lenders) on behalf of each Borrower for Credit Extensions, any waivers and any consents. This authorization cannot be revoked, and Agent and/or any Lender need not inquire as to one Borrower’s authority to act for or on behalf of another Borrower.

14.2 Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives, until all Obligations (other than inchoate indemnity obligations) are paid in full and Agent and each Lender has no further obligation to make Credit Extensions to each Borrower, all rights that it may have at law or in equity (including, without limitation, any law subrogating a Borrower to the rights of Agent and each Lender under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by a Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by a Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Agent and the Lenders, and such payment shall be promptly delivered to Agent (for the ratable benefit of Lenders) for application to the Obligations, whether matured or unmatured.

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14.3 Waivers of Notice. Each Borrower waives, to the extent permitted by law, notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default except as set forth herein; notice of the amount of the Obligations outstanding at any time; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase a Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; and all other notices and demands to which Borrower would otherwise be entitled by virtue of being a co-borrower or a surety. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Agent’s or any Lender’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Agent or any Lender thereafter to demand strict compliance and performance therewith. Each Borrower also waives any defense arising from any act or omission of Agent or any Lender that changes the scope of Borrower’s risks hereunder. Each Borrower hereby waives any right to assert against Agent or any Lender any defense (legal or equitable), setoff, counterclaim, or claims that such Borrower individually may now or hereafter have against another Borrower or any other Person liable to Agent or any Lender with respect to the Obligations in any manner or whatsoever.

14.4 Subrogation of Defenses. For so long as any Obligations are outstanding or Agent or any Lender has any obligations to make Credit Extensions to Borrower hereunder, each Borrower hereby agrees not to assert any defense based on impairment or destruction of its subrogation or other rights against any other Borrower. This Section 14.4 shall have no further force or effect and shall terminate automatically upon the indefeasible repayment in full in cash of all Obligations owing to Agent and the Lenders and the termination of this Agreement and Agent’s and each Lender’s obligation to make Credit Extensions to Borrower hereunder.

14.5 Right to Settle, Release

(a) The liability of Borrower hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Agent or any Lender may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.

(b) Without notice to any given Borrower and without affecting the liability of any given Borrower hereunder, Agent or any Lender may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to any other Borrower by written agreement with such other Borrower, (ii) grant other indulgences to another Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to any other Borrower by written agreement with such other Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.

14.6 Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower, except as disclosed in the Perfection Certificate, is subordinated to the Obligations and Borrower holding the indebtedness shall take all actions reasonably requested by Agent or any Lender to effect, to enforce and to give notice of such subordination.

15. NOTICE OF FINAL AGREEMENT.

BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

[Balance of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWERS:	AMMO, INC.,
a Delaware corporation

	By	/s/ Jared R. Smith
	Name:	Jared R. Smith
	Title:	Chief Executive Officer

AMMO TECHNOLOGIES INC.,
an Arizona corporation

By	/s/ Jared R. Smith
Name:	Jared R. Smith
Title:	Chief Executive Officer

ENLIGHT GROUP II, LLC,
a Delaware limited liability company

By	/s/ Jared R. Smith
Name:	Jared R. Smith
Title:	Chief Executive Officer

AMMO MUNITIONS, INC.,
a Delaware corporation

By	/s/ Jared R. Smith
Name:	Jared R. Smith
Title:	Chief Executive Officer

[signatures continued on following page]

[Signature Page to Loan and Security Agreement]

AGENT:	SUNFLOWER BANK, N.A.

	By	/s/ Jonathan Bloom
	Name:	Jonathan Bloom
	Title:	SVP

LENDER:	SUNFLOWER BANK, N.A.

	By	/s/ Jonathan Bloom
	Name:	Jonathan Bloom
	Title:	SVP

[Signature Page to Loan and Security Agreement]

SCHEDULE I

Lender	Revolving Line Commitment	Revolving Line Commitment Percentage
SUNFLOWER BANK, N.A.	$20,000,000.00	100%
Total Revolving Line Commitment:	$20,000,000.00	100%

EXHIBIT A

DEBTOR:	AMMO, INC.
AMMO TECHNOLOGIES INC.
ENLIGHT GROUP II, LLC
AMMO MUNITIONS, INC.

SECURED PARTY:	SUNFLOWER BANK, N.A., as Agent

COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and

(b) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.

All terms above have the meanings given to them in the Texas Uniform Commercial Code, as amended or supplemented from time to time.

Exhibit B

REVOLVING ADVANCE REQUEST

(To be submitted no later than Noon PM CT to be considered for same day processing)

To:	SUNFLOWER BANK, N.A., AS AGENT

Fax:

Date:

From:	AMMO, INC. AMMO TECHNOLOGIES INC. ENLIGHT GROUP II, LLC AMMO MUNITIONS, INC.
Borrower’s Name

Authorized Signature

Authorized Signer’s Name (please print)

Phone Number

To Account #

Borrower hereby requests funding in the amount of $ _______ in accordance with the Revolving Facility as defined in the Loan and Security Agreement, dated as of December 29, 2023 (as may be amended, restated, supplemented or modified from time to time, the “Loan Agreement”), among AMMO, INC., a Delaware corporation (“Ammo”), AMMO TECHNOLOGIES INC., an Arizona corporation (“Ammo Technologies”), ENLIGHT GROUP II, LLC, a Delaware limited liability company (“Enlight”), and AMMO MUNITIONS, INC., a Delaware corporation (“Ammo Munitions” and together with Ammo, Ammo Technologies, and Enlight, individually and collectively, jointly and severally, “Borrower”), the lenders from time to time party thereto (“Lenders”), and SUNFLOWER BANK, N.A., as administrative agent and collateral agent for Lenders.

All representations and warranties of Borrower stated in the Loan Agreement are true, correct and complete in all material respects as of the date of this Revolving Advance Request; provided that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

Capitalized terms used herein and not otherwise defined have the meanings set forth in the Loan Agreement.

Exhibit C

FORM OF BORROWING BASE CERTIFICATE

SUNFLOWER BANK, N.A., as Agent

1400 16th Street, Suite 250, Denver, CO 80202

[SEE ATTACHED]

Exhibit D
Compliance Certificate

TO:	SUNFLOWER BANK, N.A., as Agent

FROM:	AMMO, INC.; AMMO TECHNOLOGIES INC.; ENLIGHT GROUP II, LLC; and AMMO MUNITIONS, INC.

Exhibit E

Identified COmpetitors